Exhibit 5.2

March 6, 2025

Nanobiotix S.A.
60, rue de Wattignies
75012 Paris, France

Re: Registration Statement on Form F-3 Filed by Nanobiotix S.A.

Ladies and Gentlemen:

We have acted as special United States counsel for Nanobiotix S.A., a French société anonyme (the “Company”), in connection with the authorization of the possible issuance and sale from time to time, on a continuous or delayed basis, by the Company of to $200,000,000 in aggregate offering price of warrants to purchase ordinary shares, €0.03 nominal value per share, of the Company and/or preferred shares of the Company (the “Warrants”), as contemplated by the Registration Statement on Form F-3, as filed by the Company with the United States Securities and Exchange Commission (the “Commission”), to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”).  The Warrants may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Warrants, upon receipt by the Company of such lawful consideration therefore as the Company’s Supervisory Board and Executive Board (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

In rendering the foregoing opinion, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act (and will remain effective at the time of issuance of any Warrants thereunder); (ii) a prospectus supplement describing the terms of the Warrants offered pursuant to the Registration Statement, to the extent required by applicable law and the relevant rules and regulations of the Commission, will be timely filed with the Commission; (iii) the Company will issue and deliver the Warrants in the manner contemplated by the Registration Statement; (iv) the resolutions authorizing the Company to issue, offer and sell the Warrants will have been adopted by the Supervisory Board and Executive Board (or an authorized committee thereof) and/or the shareholders of the Company, as applicable, and will be in full force and effect at all times at which the Warrants are offered and sold by the Company and the Company will take no action inconsistent with such resolutions; (v) the definitive terms of the Warrants will have been established in accordance with all requisite corporate action and applicable law, including French law; (vi) all Warrants will be issued in compliance with applicable federal and state securities laws; (vii) any Warrant Agreement (defined below) and the Warrants will be governed, in whole or in part by, and construed in accordance with, the laws of the State of New York and will constitute a valid and binding obligation of each party thereto other than the Company and (viii) the choice of New York law to govern, in whole or in part, any Warrant Agreement and the Warrants and any choice of New York forum provisions included in any Warrant Agreement and the Warrants will be valid choices under the laws of France.

We have further assumed that (i) any warrant agreement, approved by us, relating to the Warrants (the “Warrant Agreement”) to be entered into between the Company and an entity selected by the Company to act as the warrant agent (the “Counterparty”) will have been authorized, executed and delivered by the Company and the Counterparty, and (ii) the Warrants will be authorized, executed and delivered by the Company and, if applicable, the Counterparty in accordance with the provisions of the Warrant Agreement.

We have further assumed that (a) the Company is and will be a French société anonyme existing and in good standing under the laws of France, (b) any Warrant Agreement and the Warrants will have been (i) authorized by all necessary corporate action of the Company and (ii) executed and delivered by the Company under the laws of France, and (c) the execution, delivery, performance and compliance with the terms and provisions of any Warrant Agreement and the Warrants by the Company do not and will not violate or conflict with the laws of France or the terms and provisions of the Company’s By-laws (including any amendments thereto), or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to the Company or its properties.

Further, it is understood that we express no opinion with respect to any matters relating to the ordinary shares or preferred shares that are governed by the laws of France, including, without limitation, the authorization, issuance or delivery of any ordinary shares or preferred shares that may be issuable upon exercise of the Warrants. In this regard, we have further assumed that (a) the resolutions of the Supervisory Board and Executive Board (or an authorized committee thereof) and/or the shareholders of the Company authorizing the issuance or sale of the ordinary shares or preferred shares that may be issuable upon exercise of the Warrants on the terms and subject to the conditions set forth in any Warrant Agreement and the Warrants will be in full force and effect at all times at which any such ordinary shares or preferred shares are issued or sold by the Company and (b) the Company will take no action inconsistent with such resolutions.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements of representations of officers and other representatives of the Company.

The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction, including in particular the laws of France.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day